EXHIBIT 99.1

Halozyme Contact	Investor Relations Contact
David A. Ramsay	Zachary Bryant
Chief Financial Officer	Lippert/Heilshorn & Associates
(858) 794-8889	(310) 691-7100
dramsay@halozyme.com	zbryant@lhai.com
HALOZYME THERAPEUTICS REPORTS
FIRST QUARTER 2006 FINANCIAL RESULTS
SAN DIEGO, May 10, 2006 – Halozyme Therapeutics, Inc. (AMEX: HTI), a biopharmaceutical company developing and commercializing recombinant human enzymes, today reported financial results for the three months ended March 31, 2006.
“We continue to make solid progress on all fronts and are meeting our milestones, including the recent completion of our Chemophase® Phase I clinical trial and the initiation of our Phase I/IIa trial,” stated Jonathan Lim, MD, Halozyme’s President and CEO. “We are pleased with the continued advancement of our lead oncology product candidate, Chemophase, and we are excited about commercializing our Hylenex product.”
First Quarter 2006 and Subsequent Weeks’ Highlights:
•	The completion of patient enrollment for the Phase I clinical trial of Chemophase, a high dose formulation of the recombinant human hyaluronidase enzyme, rHuPH20, under investigation for its potential ability to increase the effectiveness of chemotherapy in the treatment of superficial bladder cancer. The initial clinical protocol for Chemophase was designed to evaluate a single intravesical (into the bladder) administration of Chemophase along with the widely used anticancer drug mitomycin in patients with superficial bladder cancer. The Phase I study completed its target enrollment of five patients with superficial bladder cancer. The objectives of the study were to determine the safety, tolerability and pharmacokinetics of Chemophase administered intravesically with mitomycin. Results from the Phase I clinical trial of Chemophase combined with mitomycin were presented at the American Association For Cancer Research Annual Meeting in Washington, D.C. Pharmacokinetic data were obtained from the plasma of 5 bladder cancer patients dosed intravesically with 20,000 Units of rHuPH20 along with 40 mg of the commonly used chemotherapy agent mitomycin (MMC). The observed plasma levels of MMC were less than 1/40th of the levels reported to be predictive of suppression of white blood cell production, supporting the safety profile for Chemophase. The study was conducted at BCG Oncology in Phoenix, Arizona, under the supervision of Donald L. Lamm, MD, the principal investigator.

•	The initiation of patient enrollment for the Chemophase Phase I/IIa clinical trial. This second clinical protocol for Chemophase is designed to evaluate multiple intravesical administrations of Chemophase along with the widely used anticancer drug mitomycin in patients with superficial bladder cancer, and follows the completion of the initial Phase I trial of single-administration Chemophase and mitomycin. This dose-finding Phase I/IIa study will enroll up to 36 evaluable patients with superficial bladder cancer. The objectives of the study include determining the maximum tolerated dose and dose-limiting toxicities, if any, of escalating doses of Chemophase in combination with mitomycin administered as weekly intravesical instillations for five weeks according to the usual standard of care; establishing the optimal dose of Chemophase with mitomycin to be recommended for future studies; and observing patients for any preliminary evidence of anti-tumor activity of this combination therapy. The study is being conducted at several study centers in the United States.
•	The initiation of the INFUSE-Morphine clinical trial, a clinical trial of Sub-Q administration of morphine with Hylenex. Morphine is a widely used drug for pain management and is currently approved for both intravenous and subcutaneous administration. More rapid absorption facilitated by Hylenex via the Sub-Q route of administration could shorten the time of onset for achieving effective pain relief for patients, without the burden of intravenous (IV) administration. The INcreased Flow Utilizing Subcutaneously-Enabled Morphine clinical trial, or INFUSE-Morphine study, is designed to determine the time to maximal blood levels of morphine after subcutaneous administration with and without Hylenex, maximal blood levels after intravenous administration of morphine, and to assess safety and tolerability. The double-blind, randomized, within-patient, placebo-controlled, crossover study will enroll up to 18 subjects.
First Quarter 2006 Financial Results
•	Net loss for the first quarter of 2006 was $3.5 million, or $0.06 per share, compared with a net loss for the first quarter of 2005 of $3.2 million, or $0.06 per share.
•	Research and development expenses for the first quarter of 2006 were $2.2 million, compared with $2.4 million for the first quarter of 2005, reflecting a decrease in contract manufacturing, analytical, and stability costs related to the development and production of our rHuPH20 enzyme.
•	Selling, general and administrative expenses for the first quarter of 2006 were $1.5 million, compared with $0.9 million for the first quarter of 2005, reflecting an increase in compensation and legal expenses over the prior year quarter.
•	Cash and cash equivalents were $17.6 million as of March 31, 2006, compared with $19.1 million at December 31, 2005.

About Hylenex
Hylenex recombinant (hyaluronidase human injection) is indicated for use as an adjuvant to increase the absorption and dispersion of other injected drugs, for hypodermoclysis, and as an adjunct in subcutaneous urography for improving resorption of radiopaque agents. Hylenex recombinant is contraindicated in patients with hypersensitivity to hyaluronidase enzyme or any other ingredient in the formulation. Warnings for the use of Hylenex consist of discontinuing Hylenex if sensitization occurs, and not using Hylenex to enhance the absorption and dispersion of dopamine and/or alpha agonist drugs, for injection into or around an infected or acutely inflamed area because of the danger of spreading localized infection, to reduce the swelling of bites or stings, for application directly to the cornea, or for IV injections because the enzyme is rapidly inactivated. Precautions for the use of Hylenex consist of incompatibility with furosemide, benzodiazepines and phenytoin, and recommendation for consulting appropriate references to determine the usual precautions when considering administration of Hylenex with any drug (e.g., when epinephrine is injected along with hyaluronidase, the precautions for the use of epinephrine in cardiovascular disease, thyroid disease, diabetes, digital nerve block, ischemia of the fingers and toes, etc., should be observed). A preliminary skin test for hypersensitivity to Hylenex can be performed. The most frequently reported adverse experiences have been local injection site reactions. Hyaluronidase has been reported to enhance the adverse events associated with co-administered drug products. Edema has been reported most frequently in association with hypodermoclysis. Allergic reactions (uticaria or angioedema) have been reported in less than 0.1% of patients receiving hyaluronidase. Anaphylactic-like reactions following retrobulbar block or intravenous injections have occurred, rarely. The full prescribing information for Hylenex should be consulted prior to prescription or administration.
About Halozyme Therapeutics, Inc.
Halozyme is a biopharmaceutical company developing and commercializing recombinant human enzymes for the drug delivery, palliative care, oncology, and infertility markets. The company’s portfolio of products is based on intellectual property covering the family of human enzymes known as hyaluronidases. Halozyme’s recombinant human enzymes may replace current animal slaughterhouse-derived extracts that carry potential risks of animal pathogen transmission and immunogenicity. The company has received FDA approval for two products: Cumulase®, the first and only recombinant human hyaluronidase for cumulus removal in the IVF process; and Hylenex, for use as an adjuvant to increase the absorption and dispersion of other injected drugs. The versatility of the first enzyme, rHuPH20, enables Halozyme to develop the product as a medical device, drug enhancement agent, and therapeutic drug.
Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the Company’s products under development, product development plans, milestones, and clinical studies) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the company’s reports on Forms 10-KSB, 10-Q and other filings with the SEC.

HALOZYME THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED
FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005

	Three Months Ended
	March 31
	2006	2005

REVENUES:
Product Sales	$73,281	$—

EXPENSES:
Cost of sales	22,959	—
Research and development	2,192,070	2,417,291
Selling, general and administrative	1,531,292	853,620

Total Expenses	3,746,321	3,270,911

LOSS FROM OPERATIONS	(3,673,040)	(3,270,911)

Other income, net	182,846	77,834

LOSS BEFORE INCOME TAXES	(3,490,194)	(3,193,077)

Income Tax Expense	—	—

NET LOSS	$(3,490,194)	$(3,193,077)

Net loss per share, basic and diluted	$(0.06)	$(0.06)

Shares used in computing net loss per share, basic and diluted	60,456,462	49,575,492